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                                                                       EXHIBIT 4



                   AMENDMENT TO CHEMICAL BANKING CORPORATION
                                RIGHTS AGREEMENT

                 AMENDMENT NO. 2, dated as of August 27, 1995 (the "Amendment"), to the Rights Agreement, dated as of April 13, 1989 (as amended, the "Rights Agreement"), between Chemical Banking Corporation, a Delaware corporation (the "Company"), and Chemical Bank, a New York banking corporation, as successor Rights Agent (the "Rights Agent").

                                   WITNESSETH

                 WHEREAS, on April 13, 1989, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for each share of Common Stock outstanding at the close of business on the Record Date, each Right representing the right to purchase one one-hundredth of a share of Preferred Stock upon the terms and conditions set forth in the Rights Agreement; and

                 WHEREAS, the Rights remain issued and outstanding and the Rights Agreement remains in effect with respect thereto; and

                 WHEREAS, no Distribution Date has occurred; and

                 WHEREAS, the Company and The Chase Manhattan Corporation, a Delaware corporation ("Chase"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Chase would merge with and into the Company; and

                 WHEREAS, in connection with the Merger Agreement, the Company and Chase may enter into a Stock Option Agreement referred to therein (the "Stock Option Agreement") pursuant to which the Company would grant to Chase an option to acquire up to 19.9% of the outstanding shares of Common Stock under certain circumstances; and

                 WHEREAS, in connection with the anticipated approval, execution, and delivery of the Merger Agreement, the Board of Directors of the Company has approved, in accordance with Section 27(iv) of the Rights Agreement, this Amendment and has directed the appropriate officers of the Company to take all appropriate steps to execute and deliver this Amendment.
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                 NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:


                 (1)  Amendment to Section 1(a)

                 Section 1(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

                          "(a)  `Acquiring Person' shall mean any Person who or
                 which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of either (i) 20% or more of the shares of Common Stock or (ii) Voting Securities representing 20% or more of the Total Voting Power, but shall not include any of the following:

                           (i) the Company, any Subsidiary of the Company, any
                 employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan; or

                          (ii) until the termination of the Option (as defined
                 in the Stock Option Agreement) in accordance with the terms of the Stock Option Agreement prior to any exercise thereof, Chase or any Affiliate or Associate of Chase, as a result of their acquisition of Beneficial Ownership of shares of Chase Common Stock by reason of the approval, execution, or delivery of the Chase Stock Option Agreement or the Chase Merger Agreement, or by reason of the consummation of any transaction contemplated by the Chase Stock Option Agreement or the Chase Merger Agreement, so long as Chase and any Affiliate or Associate of Chase is not the Beneficial Owner of any shares of Common Stock other than (w) shares of Common Stock of which Chase or any Affiliate or Associate of Chase is or becomes the Beneficial Owner by reason of the approval, execution, or delivery of the Chase Stock Option Agreement or the Chase Merger Agreement, or by reason of the consummation of any transaction contemplated by the Chase Stock Option Agreement or the Chase Merger Agreement, (x) shares of Common Stock Beneficially Owned by Chase or any Affiliate or Associate of Chase on the date hereof, (y) shares of Common Stock of which Chase or any Affiliate or Associate of Chase inadvertently becomes the Beneficial Owner after





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                 the date hereof, provided that the number of such shares of
                 Common Stock does not exceed 1/2 of 1% of the shares of Common Stock outstanding on the date hereof and that Chase or any such Affiliate or Associate, as the case may be, divests such shares of Common Stock as soon as practicable after it becomes aware of such acquisition of Beneficial Ownership, and (z) shares of Common Stock Beneficially Owned or otherwise held by Chase or any Affiliate or Associate of Chase in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in either case in the ordinary course of its banking business."

                 (2)      Amendment to Section 1(b)

                 Section 1(b) of the Rights Agreement is hereby amended to read in its entirety as follows:

                          "(b) `Adverse Person' shall mean any Person declared
                 to be an Adverse Person by the Continuing Directors who are not officers of the Company, upon a determination by such Directors that the criteria set forth in Section 11(a)(ii)(B) apply to such Person, provided, however, that the Continuing Directors shall not declare Chase or any Affiliate or Associate of Chase to be an Adverse Person as a result of the Chase Merger Agreement, the Chase Stock Option Agreement, their acquisition of Beneficial Ownership of shares of Common Stock by reason of the Chase Stock Option Agreement or the Chase Merger Agreement, or by reason of the consummation of any transaction or the exercise of any option contemplated by the Chase Stock Option Agreement or the Chase Merger Agreement."

                 (3)      Addition of Section 1(ii).

                 A new Section 1(ii) of the Rights Agreement is inserted, to read as follows:

                          "(ii)  `Chase' shall mean The Chase Manhattan
                 Corporation, a Delaware corporation, and its successors."





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                 (4)  Addition of Section 1(jj).

                 A new Section 1(jj) of the Rights Agreement is inserted, to read as follows:

                          "(jj)  `Chase Merger Agreement' shall mean the
                 Agreement and Plan of Merger, dated as of August 27, 1995, by and between Chase and the Company, as the same may be amended from time to time.

                 (5)  Addition of Section 1(kk).

                 A new Section 1(kk) of the Rights Agreement is inserted, to read as follows:

                          "(kk)  `Chase Stock Option Agreement' shall mean the
                 Stock Option Agreement, dated as of August 27, 1995, by and between the Company, as issuer, and Chase, as grantee, as the same may be amended from time to time.

                 (6) Amendment of Exhibit A. Exhibit A to the Rights Agreement is amended by deleting from the title of the Preferred Stock described in such Exhibit the phrase "(Without Par Value)" and inserting in lieu thereof the following phrase: "(Par Value $1.00 Per Share)".

                 (7) Effectiveness. This Amendment shall be deemed to be in force and effective immediately prior to the execution and delivery of the Merger Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                 (8) Defined Terms. Unless otherwise defined herein, all defined terms used herein shall have the same meanings given to them in the Rights Agreement.

                 (9) Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                 (10) Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original and all of which shall together constitute but one and the same instrument.





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                 IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed as of the day and year first above written.


                                            CHEMICAL BANKING CORPORATION

                                            By: /s/ Walter V. Shipley
                                                --------------------------------
                                                Name:  Walter V. Shipley
                                                Title: Chairman and Chief
                                                         Executive Officer


                                            CHEMICAL BANK, as Rights Agent

                                            By: /s/ Edward D. Miller
                                                --------------------------------
                                                Name:  Edward D. Miller
                                                Title: President





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